Exhibit 6.4

ZABALA FARMS GROUP, LLC

CLASS B COMMON UNIT AWARD PLAN

Article I - General Provisions

1.1.              Establishment and Purpose.

There is hereby established the Zabala Farms Group, LLC Class B Common Unit Award Plan (as the same may be amended from time to time, this “Plan”). The purpose of this Plan is to attract, retain and reward persons providing services to Zabala Farms Group, LLC, a Delaware limited liability company (the “Company”), and to any Subsidiary of the Company or successor of the Company, and to motivate such persons to contribute to the growth and profits of the Company in the future.

1.2.              Definitions.

Capitalized terms not otherwise defined in this Plan shall have the meanings given to such terms in that certain Limited Liability Company Agreement of the Company effective as of June 28, 2017 (the “Operating Agreement”). For purposes of this Plan, the following terms shall have the meanings given to them below:

“Board” means the Board of Managers of the Company.

“Cause” means: (a) the commission of (i) a felony, (ii) to the extent it compromises the best interests of the Company or renders a person unfit or unable to perform such person’s services and duties as a manager, director, officer, employee, strategic partner or consultant of the Company, a misdemeanor or (iii) any other act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of the Company’s customers or suppliers; (b) the continued failure by a person to perform such person’s duties in all material respects for the Company as requested by the Board or any supervisory personnel of the Company to whom such person reports or a material breach by a person of such person’s obligations to the Company; (c) misconduct materially injurious to the Company or the Company’s reputation; (d) gross negligence or willful misconduct that has a material adverse effect with respect to the Company; or (e) “cause” as defined in a person’s employment agreement or Class B Common Unit Award Agreement or Class B Common Unit Option Agreement, if any, with the Company.

“Class B Common Unit Award” means the award of Class B Common Units to a Participant, subject to the terms and conditions of this Plan and the related Class B Common Unit Award Agreement.

“Class B Common Unit Award Agreement” means the agreement between the Company and a Participant evidencing the grant of a Class B Common Unit Award as described in Section 2.2 of this Plan.

“Class B Common Unit Option” means an option to purchase one or more Class B Common Units, subject to the terms and conditions of this Plan and the related Class B Common Unit Option Agreement.

“Class B Common Unit Option Agreement” means the agreement between the Company and a Participant evidencing the grant of a Class B Common Unit Option by the Board as described in Section 3.2 of this Plan.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor code or law.

“Company” means Zabala Farms Group, LLC, a Delaware limited liability company, and any successor entity.

“Disability” means: (a) an injury or illness that restricts a Participant’s ability to perform on a full-time basis the material and substantial duties associated with such Participant’s position with the Company for a period of one hundred eighty (180) days during any twelve (12) consecutive months; (b) permanently disabled as determined under any long-term disability income insurance then maintained by the Company covering such Participant, whichever occurs first; or (c) “disability” as defined in a Participant’s employment agreement or Class B Common Unit Award Agreement or Class B Common Unit Option Agreement, if any, with the Company.

1

“Fair Market Value” means the fair value of Class B Common Units awarded pursuant to this Plan as determined in good faith by the Board or as otherwise defined in a Participant’s Class B Common Unit Award Agreement or Class B Common Unit Option Agreement.

“Forfeit,” “Forfeiture,” “Forfeited” means: (a) with respect to the grant of a Class B Common Unit Award, the loss by a Participant of the applicable amount of Class B Common Units, including profits allocated to such Participant (or other increases in the Capital Account of such Participant) during the period that such Class B Common Units were held by such Participant, the elimination of such Participant’s Capital Account relating to such Units and the termination of all other rights of such Participant related to such Class B Common Units resulting from such Participant’s termination as a manager, director, officer, employee, strategic partner or consultant of or to the Company; and (b) with respect to a Class B Common Unit Option, the loss by a Participant of any and all rights under such Class B Common Unit Option to acquire Class B Common Units.

“Participant” means any person who has satisfied the eligibility requirements set forth in Section 1.6 of this Plan and with whom the Company has entered into a Class B Common Unit Award Agreement or a Class B Common Unit Option Agreement under this Plan, which Class B Common Unit Award Agreement or Class B Common Unit Option Agreement remains in effect under this Plan.

“Sale of the Company” means a merger, consolidation or exchange of Units, a sale, lease, exchange or disposition of all or substantially all of the Company’s assets, a sale or other disposition of Units or any other similar business combination pursuant to which ownership of the Company’s Units or assets is sold for cash, securities or other property of an acquiring entity or any of its affiliates, such that the holders of the Company’s Voting Units immediately before such transaction beneficially own, directly or indirectly, fifty percent (50%) or less of the combined voting power of the capital units or stock of the acquiring or resulting entity.

“Vesting Date” means a date on which Class B Common Units vest as set forth in the vesting schedule with respect to such Units.

1.3.              Administration.

This Plan will be administered by the Board. Subject to the terms of this Plan, the Board shall, among other things, determine eligibility for participation in this Plan, grant awards under this Plan, establish the terms and conditions of each such award (including, without limitation, the form of such award, the number of Class B Common Units covered by such award and the Forfeiture provisions applicable to such award), approve the form of, adjust, modify or amend any Class B Common Unit Award Agreement or Class B Common Unit Option Agreement as necessary, construe this Plan and any Class B Common Unit Award Agreement or Class B Common Unit Option Agreement issued under this Plan or accelerate at any time the vesting of an award. The Board shall have full authority and discretion to decide all matters relating to the administration and interpretation of this Plan and any Class B Common Unit Award Agreement or Class B Common Unit Option Agreement, which determinations shall be final, conclusive and binding on the Company, the Participant and any and all interested parties. In the event of a conflict between the terms of this Plan and a Class B Common Unit Award Agreement or Class B Common Unit Option Agreement, this Plan shall govern, except to the extent that this Plan gives the Board the express authority to vary the terms of this Plan by means of a Class B Common Unit Award Agreement or a Class B Common Unit Option Agreement, and the Board has so exercised such authority, in which case, such Class B Common Unit Award Agreement or Class B Common Unit Option Agreement shall govern, but only with respect to such changes specifically authorized by the Board. In the event of a conflict between the Operating Agreement and this Plan, a Class B Common Unit Award Agreement or a Class B Common Unit Option Agreement, the Operating Agreement shall govern. Any delegation of authority by the Board to a subcommittee or otherwise must conform to the administration requirements enunciated in this Section 1.3. In the event that any term of this Plan is deemed unenforceable as a matter of law, such term will be deemed modified to the extent necessary to be enforceable, and such term as modified will be enforced to the fullest extent permitted by law.

2

1.4.              Types of Grants Under this Plan and Units Subject to this Plan.

Grants under this Plan will be in the form of Class B Common Unit Awards and/or Class B Common Unit Options. The maximum aggregate number of Class B Common Units to be issued pursuant to Class B Common Unit Awards and Class B Common Unit Options under this Plan shall not exceed an aggregate of 250,000 Class B Common Units. To the extent that any Class B Common Unit Award or Class B Common Unit Option granted under this Plan is canceled, expires or is terminated for any reason, the unvested Class B Common Units underlying such Class B Common Unit Award or Class B Common Unit Option will again be available for purposes of this Plan.

1.5.              Profits Interest Only.

The Class B Common Unit Awards and Class B Common Unit Options do not entitle the Participant to any interest in the Company’s assets or existing unrealized appreciation with respect to such assets before the effective date of the Class B Common Unit Award Agreement or the Class B Common Unit Option Agreement. The Class B Common Unit Awards and Class B Common Unit Options only entitle the Participant to future earnings of the Company and future appreciation in the value of the Company’s assets. The Participant will obtain no balance in such Participant’s Capital Account as a result of the issuance of the Class B Common Units to such Participant and, consequently, will not be entitled to any allocation or any distribution of assets unless earnings are realized by the Company after the issuance of the Class B Common Units to such Participant. Profits and appreciation realized by the Company before the issuance of Class B Common Units to a Participant will be allocated entirely to the pre-existing Unitholders. Upon making a Class B Common Unit Award to a Participant or issuing Class B Common Units to a Participant pursuant to the exercise of a Class B Common Unit Option, the Board shall, if necessary to effect the provisions of this Section 1.5 and otherwise as provided in the Operating Agreement, revalue the Capital Accounts of the Unitholders other than such Participant.

1.6.              Eligibility and Participation.

Managers, directors, officers, employees, strategic partners and consultants of or to the Company who are determined by the Board to be responsible for the continued growth, development and future financial success of the Company shall be eligible to participate in this Plan.

1.7.              Vesting.

Except as otherwise provided in a Class B Common Unit Award Agreement or a Class B Common Unit Option Agreement, the vesting schedule with respect to the Class B Common Unit Award subject to such Class B Common Unit Award Agreement or the Class B Common Unit Option subject to such Class B Common Unit Option Agreement shall be as set forth in the table below; provided, however, that (a) upon the death or Disability of an employee Participant, the portion of such employee Participant’s Class B Common Units that is vested shall be determined as if (i) such Participant’s death or incapacity occurred on the next succeeding Vesting Date, and (ii) such Participant was employed by the Company or any Subsidiary of the Company on such Vesting Date, and (b) upon the occurrence of the closing of a Sale of the Company, all Class B Common Units shall automatically become Vested Class B Common Units:

The Vesting Date shall be that date that falls immediately after the achievement of the following periods of continuous service by the Participant for the Company:	Percentage of Units Vested upon achievement of such Vesting Date:

1st year anniversary of issuance: 2nd year anniversary of issuance: 3rd year anniversary of issuance:	33.34% 33.33% 33.33%

3

1.8.              Conversion upon Vesting.

Upon the vesting of any Class B Common Units, at the election of the holder of any Class B Common Unit Award may convert the Class B Units into Class A Common Units. Notwithstanding such conversion, the Company’s rights to repurchase Class B Common Units under this Plan shall apply to the Class A Common Units received upon conversion on the same terms and conditions as set forth herein.

Article II - Class B Common Unit Awards

2.1.              Grant of Class B Common Units.

The Board may, in its discretion, from time to time grant Class B Common Units to persons eligible to participate in this Plan. Such Class B Common Units will be subject to the provisions of this Plan and the Class B Common Unit Award Agreement pursuant to which such Class B Common Units are granted.

2.2.              Class B Common Unit Award Agreement.

Each Class B Common Unit Award shall be evidenced by a Class B Common Unit Award Agreement. The Class B Common Unit Award Agreement shall specify, among other things, the terms and conditions of the Class B Common Unit Award, the vesting and Forfeiture provisions applicable to such Class B Common Unit Award, the Participant’s rights to share in the capital and profits and losses of the Company and such other provisions applicable to such Class B Common Unit Award; provided, however, that the rights of a Participant as a Unitholder shall be subject to the provisions of the Operating Agreement.

2.3.              Termination of Status as a Manager, Director, Officer, Employee, Strategic Partner or Consultant.

Unless otherwise provided in the Class B Common Unit Award Agreement, any portion of a Class B Common Unit Award that has not vested in accordance with the terms of the applicable Class B Common Unit Award Agreement shall be Forfeited by a Participant if such Participant’s status as a manager, director, officer, employee, strategic partner or consultant of or to the Company or any Subsidiary of the Company is terminated for any reason, including but not limited to death or Disability and without regard to whether such termination is with or without Cause or voluntarily by such Participant. Notwithstanding any provision of this Plan or a Class B Common Unit Award Agreement to the contrary, in the event that a Participant’s position as employee, manager, director, officer, strategic partner or consultant of or to the Company is terminated for Cause, such Participant’s interest in the outstanding Class B Common Units shall be immediately Forfeited regardless of whether such Class B Common Units have otherwise vested in accordance with the provisions of the related Class B Common Unit Award Agreement.

2.4.              Effect of a Sale of the Company on Class B Common Unit Awards.

Unless otherwise provided in a Class B Common Unit Award Agreement, upon the occurrence of a Sale of the Company, the Repurchase Option, if any, applicable to each Class B Common Unit Award shall immediately lapse and be of no further force or effect in the event that any acquiring or surviving limited liability company, corporation or other legal entity shall refuse to assume the Class B Common Unit Award Agreement or substitute for such Class B Common Unit Award Agreement an agreement providing the Participant with similar rights.

4

Article III – Class B Common Unit Option Awards

3.1.              Class B Common Unit Options.

The Board may, in its discretion, from time to time grant Class B Common Unit Options to persons eligible to participate in this Plan. Such Class B Common Unit Options will be subject to the provisions of this Plan and the Class B Common Unit Option Agreement pursuant to which such Class B Common Unit Options are granted. Each Class B Common Unit Option and all rights and obligations under such Class B Common Unit Option will expire on such date as the Board may determine but not later than ten (10) years from the date on which such Class B Common Unit Option is granted and will be subject to earlier termination as provided elsewhere in this Plan and the applicable Class B Common Unit Option Agreement governing the grant of such Class B Common Unit Option.

3.2.              Class B Common Unit Option Agreement.

Each grant of a Class B Common Unit Option shall be evidenced by a Class B Common Unit Option Agreement. The Class B Common Unit Option Agreement shall specify, among other things, the terms and conditions of the grant and exercise of such Class B Common Unit Option, the exercise price of such Class B Common Unit Option, the Forfeiture provisions applicable to such Class B Common Unit Option and such other provisions applicable to such Class B Common Unit Option; provided, however, that, following the exercise of a Class B Common Unit Option, the rights of a Participant as a Unitholder shall be subject to the provisions of the Operating Agreement.

3.3.              Class B Common Unit Option Exercise Price.

Except as otherwise expressly provided in the Operating Agreement, Class B Common Unit Options may be granted at any exercise price determined by the Board in its sole discretion. Unless otherwise provided in the Class B Common Unit Option Agreement, the exercise price of any Class B Common Unit Option shall be paid in full in cash at the time of exercise. Class Unit Option Agreements may provide for cashless exercise of the option.

3.4.              Exercise of Class B Common Unit Options.

Class B Common Unit Options shall be exercisable in accordance with the provisions of the Participant’s Class B Common Unit Option Agreement; provided, however, that Class B Common Unit Options shall only be exercisable on the last day of each calendar quarter. Each Class B Common Unit Option shall, by its terms, be exercisable during the Participant’s lifetime only by the Participant or by the Participant’s guardian or legal representative. Notwithstanding the foregoing, in the event of a Participant’s death, such Participant’s Class B Common Unit Options may be exercised (to the extent exercisable under the Class B Common Unit Option Agreement) by such Participant’s personal representative or persons entitled to such Class B Common Units under such Participant’s will or the laws of descent and distribution.

3.5.              Termination of Status as a Manager, Director, Officer, Employee, Strategic Partner or Consultant.

Unless otherwise provided in the Class B Common Unit Option Agreement, any portion of a Class B Common Unit Option that has not vested in accordance with the terms of the applicable Class B Common Unit Option Agreement shall be Forfeited by a Participant if such Participant’s status as a manager, director, officer, employee, strategic partner or consultant of or to the Company is terminated for any reason, including but not limited to death or Disability and without regard to whether such termination is with or without Cause or voluntarily by such Participant. Notwithstanding any provision of this Plan or a Class B Common Unit Option Agreement to the contrary, in the event that a Participant’s position as employee, manager, director, officer, strategic partner or consultant of or to the Company is terminated for Cause, such Participant’s interest in the unexercised portion of an outstanding Class B Common Unit Option shall be immediately Forfeited regardless of whether such Class B Common Unit Option has otherwise vested in accordance with the provisions of the related Class B Common Unit Option Agreement.

5

3.6.              Effect of a Sale of the Company on Class B Common Unit Option Awards.

Unless otherwise provided in a Class B Common Unit Option Agreement, upon the consummation of a Sale of the Company, each Participant’s Class B Common Unit Option shall become immediately fully vested and exercisable. The Company shall provide each Participant written notice of a Sale of the Company at least fifteen (15) days before the planned consummation of such Sale of the Company.

3.7.              Unitholder Rights.

No Participant shall be deemed to be the holder of, or to have any of the rights of a Unitholder with respect to, any Class B Common Units subject to a Class B Common Unit Option unless and until such Participant has satisfied all requirements for the exercise of such Class B Common Unit Option pursuant to its terms.

Article IV - Right of First Refusal/Right to Purchase

4.1.              Right of First Refusal.

The right to sell, transfer, assign, pledge, hypothecate, gift or otherwise dispose of any Class B Common Units or other securities acquired pursuant to a Class B Common Unit Award or upon the exercise of a Class B Common Unit Option shall be determined by and be subject to the Operating Agreement. To the extent that the transfer of any Class B Common Units or other securities acquired pursuant to a Class B Common Unit Award or upon the exercise of a Class B Common Unit Option is otherwise permitted, such transfer shall be subject to the Right of First Refusal as defined and set forth in the Operating Agreement. Notwithstanding the foregoing, the Class B Common Unit Award Agreement or Class B Common Unit Option Agreement may specify the terms and conditions related to the purchase or repurchase of the Class B Common Units.

4.2.              Company’s Right to Purchase Units.

Unless otherwise provided in, and subject to the terms of, a Class B Common Unit Award Agreement or a Class B Common Unit Option Agreement, if a Participant’s position as employee, manager, director, officer, strategic partner or consultant of or for the Company is terminated, for any reason, including but not limited to death, Disability, termination with or without Cause or voluntarily by such Participant, then the Company shall have the right to purchase from such Participant (or such Participant’s estate or legal representative as appropriate) for cash all Vested Class B Common Units issued to such Participant under a Class B Common Unit Award or in connection with the exercise of a Class B Common Unit Option (regardless of who then owns such Vested Class B Common Units), to the extent that such Vested Class B Common Units have not been repurchased in accordance with the terms of this Plan or a Class B Common Unit Award Agreement or Class B Common Unit Option Agreement in connection with a termination for Cause, at a price equal to the Fair Market Value of such Vested Class B Common Units. The Class B Common Unit Award Agreement or Class B Common Unit Option Agreement may specify the terms and conditions related to the purchase or repurchase of such Vested Class B Common Units.

6

Article V - Tax

5.1.              Tax Matters.

Whenever Class B Common Units are to be issued under this Plan, the Company shall have the right to require the Participant to remit to the Company cash in an amount sufficient to satisfy federal, state and local tax withholding requirements before the issuance of such Class B Common Units. The Company shall have the right to withhold from payroll or other amounts payable to a Participant all amounts required to satisfy applicable tax withholding requirements in connection with the issuance of Class B Common Units.

5.2.              83(b) Election.

Any Participant who makes an election under Section 83(b) of the Code shall make a cash payment to, or enter into a mutually agreeable arrangement with, the Company for such an amount as the Board or its designee deems necessary for the Company to comply with any and all federal, state and local tax withholding obligations of the Company.

Article VI - Other Provisions

6.1.              Adjustment in Class B Common Units.

If the outstanding equity interests of the Company are increased, decreased or changed into or exchanged for a different number or kind of interests or securities, through reorganization, recapitalization, reclassification, Unit split-up, Distribution, combination, merger or consolidation, in each case effected without consideration (and, for such purpose, any conversion of outstanding convertible securities will not be deemed to have been effected without consideration), an appropriate and proportionate adjustment may be made in the number and kind of Class B Common Units granted under a Class B Common Unit Award or into which a Class B Common Unit Option is exercisable or the exercise price for such Class B Common Unit Option. Adjustments under this Section 6.1 may be made by the Board, whose determination as to what adjustments will be made, and the extent of such adjustments, shall be final and conclusive. No fractional interests will be issued under this Plan on account of any such adjustment. A Class B Common Unit Award Agreement or Class B Common Unit Option Agreement may set forth the terms and conditions upon which the Board may or may not make such adjustments. Except as expressly set forth above, the issuance of Units or other equity interests in the Company of any class or series shall not require any adjustment pursuant to this Section 6.1.

6.2.              No Right to Status as a Manager, Director, Officer, Employee, Strategic Partner or Consultant.

Nothing contained in this Plan, a Class B Common Unit Award Agreement or a Class B Common Unit Option Agreement will confer upon any Participant any right with respect to continued status as a manager, director, officer, employee, strategic partner or consultant of or to the Company, nor will this Plan or any Class B Common Unit Award Agreement or Class B Common Unit Option Agreement interfere in any way with the right of the Company to at any time: (a) reassign a Participant to a different job, title, function or relationship; (b) change the compensation or other terms and conditions of or with respect to a Participant; or (c) terminate a Participant’s status as a manager, director, officer, employee, strategic partner or consultant for any reason.

6.3.              Nontransferability.

Notwithstanding any other provision of this Plan to the contrary, a Participant’s rights under this Plan may not be assigned, pledged or otherwise transferred, other than by will or pursuant to the laws of descent and distribution, without the written consent of the Company, which may be withheld, delayed or conditioned by the Company in its sole discretion.

7

6.4.              Unitholder.

A Participant’s rights as a Unitholder will only arise upon the: (a) execution and satisfaction of such Participant’s obligations under this Plan and under the terms of the Class B Common Unit Award Agreement or, if applicable, the exercise of a Class B Common Unit Option and payment of the exercise price to the Company; (b) satisfaction of any tax withholding obligation as described in Article V of this Plan; and (c) delivery by such Participant to the Company of a signed joinder agreement (in the form prescribed by the Company) agreeing to be bound by the provisions of the Operating Agreement. Upon satisfying the foregoing conditions, a Participant will have the rights of a Unitholder with respect to such Class B Common Units, including but not limited to the right to receive allocations of profit and loss with respect to such Units.

6.5.              Unfunded Plan.

Unless otherwise determined by the Board, this Plan will be unfunded and shall not create (or be construed to create) a trust or separate funds.

6.6.              Other Compensation Plans.

Nothing contained in this Plan will prevent the Company from adopting other or additional compensation arrangements for employees, managers, officers, strategic partners or consultants of or to the Company.

6.7.              Compliance with Governmental Regulations.

Notwithstanding any provision of this Plan or the terms of any Class B Common Unit Award Agreement or Class B Common Unit Option Agreement issued under this Plan, the Company will not be required to issue a Class B Common Unit Option or Class B Common Unit upon exercise of a Class B Common Unit Option before registration of such Class B Common Unit Option or Class B Common Unit under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, (collectively, the “Federal Securities Laws”), if such registration is necessary, or before compliance by the Company or any Participant with any other provision of any of the Federal Securities Laws or of the regulations and rulings of the Securities and Exchange Commission under the Federal Securities Laws, or before compliance with all other applicable federal and state laws and regulations and rulings under such laws. It is intended that Class B Common Unit Awards, Class B Common Unit Options and the Class B Common Units issued upon exercise of Class B Common Unit Options be exempt from the registration requirements of federal and state securities laws. If the Company is unable to obtain from any regulatory agency or commission the authority required to issue Class B Common Units under this Plan after the Company has made reasonable efforts to comply with such laws, regulations and rulings upon advice by its counsel that any such registration, filing or compliance is necessary, then the Company shall be relieved of any obligation to issue such Class B Common Units. Notwithstanding anything to the contrary set forth in this Plan, in no event will the Company be required to register under applicable state or federal securities laws this Plan, any Class B Common Unit Award Agreement, any Class B Common Unit Option Agreement or any Class B Common Units issued or issuable pursuant to the foregoing.

6.8.              Exculpation and Indemnification.

No member of the Board or any committee of the Board delegated the authority to administer this Plan will be liable for any action or inaction or any determination made in good faith with respect to this Plan or any Class B Common Unit Award or Class B Common Unit Option made pursuant to this Plan. The Company shall indemnify and hold harmless the members of the Board from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person’s duties, responsibilities and obligations under this Plan, any Class B Common Unit Award Agreement or any Class B Common Unit Option Agreement, other than such liabilities, costs and expenses as may result from the gross negligence, bad faith, willful misconduct and/or criminal acts of such persons.

8

Article VII - Amendment and Termination

Subject to the provisions of Section 1.3, the Board may modify, amend or terminate this Plan at any time. Notwithstanding the preceding sentence, no modification, amendment or termination of this Plan will adversely affect the rights of a Participant under an award previously made to such Participant without the written consent of such Participant.

Article VIII - Governing Law

This Plan shall be construed and enforced in accordance with and governed by the laws the State of Delaware, without regard to its conflicts of laws provisions.

9

Article IX - Effective Date

This Plan was authorized, approved and adopted by the Company as provided in the Operating Agreement on and is effective as of June 28, 2017.

10